Example Template : 77O



DWS RREEF Global Infrastructure Fund

N-Sar January 1, 2013 - June 30, 2013

Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Infraestructura Energetica	IENOVA*MM
	03/22/2013	189,661,305	$34.0
	$6,448,484,370	1,668,720	0.88%
	BAC, CITI, CS, DB, RBC	CITI
Tallgrass Energy Partners, LP	874697105
	5/14/2013	13,050,000	$21.50
	$280,575,000	700,000	5.36%
	CITI,CS,DB,GS,HSBC,CIBC,WELLS	CITI
Brookfield Infrastructure Partners L.P.	G16252101
	5/8/2013	7,940,000	$37.75
	$299,735,000	575,000	7.24%
	CITI,CS,DB,GS,HSBC,CIBC,WELLS	CITI